Exhibit 99.1

FOR IMMEDIATE RELEASE

Caterpillar Inc. Increases Dividend

IRVING, Texas, June 10, 2026 – The Board of Directors of Caterpillar Inc. (NYSE: CAT) voted today to raise the quarterly dividend by 12 cents, an eight percent increase, to one dollar and sixty-three cents ($1.63) per share of common stock payable Aug. 19, 2026, to shareholders of record at the close of business July 20, 2026. Caterpillar expects to continue to return substantially all Machinery, Power & Energy (MP&E) free cash flow to shareholders over time through dividends and share repurchases.

“Our results reflect the execution of our enterprise strategy, combining world-class equipment with advanced technology to solve our customers’ toughest challenges,” said Caterpillar Chairman and CEO Joe Creed. “That’s driving profitable growth, strong MP&E free cash flow and a dividend increase that maintains our place on the S&P 500 Dividend Aristocrats Index.”

Caterpillar has paid a cash dividend every year since the company was formed and has paid a quarterly dividend since 1933. Caterpillar has paid higher annual dividends to shareholders for 32 consecutive years and is recognized as a member of the S&P 500 Dividend Aristocrats Index.

Caterpillar Contact: Tiffany Heikkila, tiffany.heikkila@cat.com, 832-573.0958

About Caterpillar

For more than a century, Caterpillar has built a better, more sustainable world. With 2025 sales and revenues of $67.6 billion, Caterpillar Inc. is shaping the future as the world’s leading manufacturer of construction and mining equipment, off-highway diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives. Backed by one of the largest independent global dealer networks and financing services through Cat Financial, the company’s primary business segments: Power & Energy, Construction Industries and Resource Industries are solving customers’ toughest challenges through commercial excellence and advanced technology, driven by a highly skilled, dedicated global team. Learn more at www.caterpillar.com.

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